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                                                                      EXHIBIT 11

                                  GenCorp Inc.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                                  Unaudited                              Unaudited
                                                             Three Months Ended                      Six Months Ended
                                                        ------------------------------------------------------------------------
                                                             May 31,            May 31,              May 31,         May 31,
                                                             1995               1994                 1995            1994
                                                            ------             ------               ------          ------

Earnings (Dollars in Millions)
- --------
Income Before Cumulative Effect
   of Accounting Changes                                  $     16.3          $    14.2            $    23.3       $    11.0

Cumulative Effect of Accounting Changes                            -                  -                    -          (212.7)
                                                              -------             -------            ---------       ---------

Net Income (Loss) for Primary Earnings
   Per Share                                                    16.3               14.2                 23.3          (201.7)

Tax Affected Interest Expense
   Applicable to 8% Convertible
   Subordinated Debentures                                       1.4                1.4                  2.8             2.8
                                                          ----------          ---------            ---------       ---------

Net Income (Loss) for Fully Diluted
   Earnings Per Share                                     $     17.7          $    15.6            $    26.1       $  (198.9)
                                                          ==========          =========            =========       =========


Shares (In Thousands)
- ------

Weighted Average Number of Common
   Shares Outstanding for Primary
   Earnings Per Share                                         32,532             31,730               32,396          31,730

Assuming Conversion of 8% Convertible
   Subordinated Debentures                                     7,159              7,159                7,159           7,159
                                                          ----------          ---------            ---------       ---------

Weighted Average Number of Common
   Shares Outstanding for Fully Diluted
   Earnings Per Share                                         39,691             38,889               39,555          38,889
                                                          ===========         ==========           ==========      ==========


Earnings Per Share
- ------------------

Income Before Cumulative Effect
   of Accounting Changes                                  $      .50          $    .45             $     .72       $    .35

Cumulative Effect of Accounting Changes                            -                 -                     -          (6.71)
                                                           ----------         -------              ---------       --------

Net Income (Loss) for Primary Earnings
   Per Share                                              $      .50          $    .45             $     .72       $  (6.36)
                                                          ==========          ========             =========       ========

Fully Diluted Earnings Per Share                          $      .45          $    .40             $     .66       $  (6.36)
                                                          ==========          ========             =========       ========
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